 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MediJane Holdings Inc. (formerly Mokita, Inc.)

2011 Ken Pratt Boulevard

Suite 300

Longmont, CO 80501

We hereby consent to the use of our audit report dated June 11, 2013 in this Registration Statement on Form S-1, with respect to the balance sheet of MediJane Holdings Inc. (formerly Mokita, Inc.) as of February 28, 2013, and the related statements of operations, stockholders’ equity and cash flows for the year then ended.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC

Suffern, New York

October 28, 2014